UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

NUVEEN INVESTMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11123	36-3817266

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 West Wacker Drive, Chicago, Illinois		60606

(Address of principal executive offices)		(Zip Code)

(312) 917-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Section 2 – Financial Information

Item 2.02	Results of Operations and Financial Condition.

The information in Item 2.02 of this Report and the Exhibits attached hereto shall be deemed “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. Unless otherwise indicated, the terms “we,” “us,” “our” and “Nuveen Investments” refer to Nuveen Investments, Inc. and, where appropriate, its subsidiaries.

While Nuveen Investments is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act, we are required to file, pursuant to the terms of our outstanding 10 1/2% Senior Notes due 2015, a copy of all of the annual financial information that would be required to be contained in a filing by us with the Securities and Exchange Commission on Form 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by our certified independent accountants. In order to satisfy our contractual obligations under the notes, we are publishing our audited consolidated balance sheets as of December 31, 2007 and 2006 and audited consolidated statements of income, changes in shareholders’ equity, and cash flows for the periods January 1, 2007 to November 13, 2007 (Predecessor) and November 14, 2007 to December 31, 2007 (Successor) and the years ended December 31, 2006 and 2005 (the “Consolidated Financial Statements”) via this Report on Form 8-K. Such consolidated financial statements and notes thereto are attached hereto as Exhibit 99.1.

In addition, set forth below is our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2007, 2006 and 2005, which should be read in conjunction with the consolidated financial statements and related notes, as well as a discussion of Quantitative and Qualitative Disclosures About Market Risks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with the Consolidated Financial Statements filed with this Form 8-K at Exhibit 99.1, including the notes thereto. The statements in this discussion and analysis regarding industry outlook, our expectations regarding our future performance and our liquidity and capital resources and other non-historical statements in this discussion are forward looking statements. See “Forward-Looking Information and Risks” below. Our actual results may differ materially from those contained in or implied in any forward-looking statements due to numerous risks and uncertainties, including, but not limited to, the risk and uncertainties described in “Forward-Looking Information and Risks” below.

Description of the Business

The principal businesses of Nuveen Investments Inc. are investment management and related research, as well as the development, marketing and distribution of investment products and services for the high-net-worth and institutional market segments. We distribute our investment products and services, which include managed accounts, closed-end exchange-traded funds (“closed-end funds”), and open-end mutual funds (“open-end funds” or “mutual funds”) primarily to high-net-worth and institutional investors through intermediary firms including broker-dealers, commercial banks, private banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors.

We derive a substantial portion of our revenue from investment advisory fees, which are recognized as services are performed. These fees are directly related to the market value of the assets we manage. Advisory fee revenues generally will increase with a rise in the level of assets under management. Assets under management will rise through sales of our investment products or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts. Fee income generally will decline when assets under management decline, as would occur when the values of fund portfolio investments decrease or when managed account withdrawals or mutual fund redemptions exceed gross sales and reinvestments.

In addition to investment advisory fees, we have two other main sources of operating revenue: performance fees and distribution and underwriting revenue. Performance fees are earned when investment performance on certain institutional accounts and hedge funds exceeds a contractual threshold. These fees are recognized only at the performance measurement date contained in the individual account management agreement. Distribution revenue is earned when certain funds are sold to the public through financial advisors. Generally, distribution revenue will rise and fall with the level of our sales of mutual fund products. Underwriting fees are earned on the initial public offerings of our closed-end funds. The level of underwriting fees earned in any given year will fluctuate depending on the number of new funds offered, the size of the funds offered and the extent to which we participate as a member of the syndicate group underwriting the fund. Also included in distribution and underwriting revenue is revenue relating to our MuniPreferred® and FundPreferred®. These are types of auction rate preferred stock (“ARPS”) issued by our closed-end funds, shares of which have historically been bought and sold through a secondary market auction process. A participation fee has been paid by the fund to the auction participants based on shares traded. Access to the auction must be made through a participating broker. We have offered non-participating brokers access to the auctions, for which we earned a portion of the participation fee. Beginning in mid-February 2008 the auctions for our ARPS, for the ARPS issued by other closed-end funds and other auction rate securities began to fail on a widespread basis. See Note 20 “Subsequent Events – Auction Rate Preferred Stock” to the Consolidated Financial Statements filed as Exhibit 99.1 to this Form 8-K.

Sales of our products, and our profitability, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, the availability and attractiveness of competing products, market performance, continued access to distribution channels, changes in interest rates, inflation, and income tax rates and laws.

Acquisition of the Company

On June 19, 2007, Nuveen Investments Inc. (the “Predecessor”) entered into an agreement (the “merger agreement”) under which a group of private equity investors led by Madison Dearborn Partners, LLC (“MDP”) agreed to acquire all of the outstanding shares of the Predecessor for $65.00 per share in cash. The Board of Directors and shareholders of the Predecessor approved the Merger Agreement. The transaction closed on November 13, 2007 (the “Effective date”).

On the Effective date, Windy City Investments Holdings, LLC (“Holdings”) acquired all of the outstanding capital stock of the Predecessor for approximately $5.8 billion in cash. Holdings is owned by MDP, affiliates of Merrill Lynch Global Private Equity and certain other co-investors and certain of our employees, including senior management. Windy City Investments, Inc. (the “Parent”) and Windy City Acquisition Corp. (the “Merger Sub”) are corporations formed by Holdings in connection with the acquisition and, concurrently with the closing of the acquisition on November 13, 2007, the Merger Sub merged with and into Nuveen Investments, Inc., which was the surviving corporation and assumed the obligations of the Merger Sub by operation of law. The agreement and plan of merger and the related financing transactions resulted in the following events which are collectively referred to as the “Transactions”:

•	the purchase by the equity investors of common units of Holdings for approximately $2.8 billion in cash and/or through a roll-over of existing equity interest in Nuveen Investments;

•	the entering into by Merger Sub of a new senior secured credit facility comprised of: (1) a $2.3 billion term loan facility with a term of seven years and (2) a $250 million revolving credit facility with a term of six years;

•	the offering by Merger Sub of $785 million of senior notes;

•	the merger of Merger Sub with and into Nuveen Investments Inc., with Nuveen Investments Inc. (the “Successor”) as the surviving corporation, and the payment of the related merger consideration; and

•	the payment of approximately $174 million of fees and expenses related to the Transactions, including approximately $51 million of fees expensed.

Immediately following the merger, Nuveen Investments Inc. became a wholly-owned direct subsidiary of the Parent and a wholly-owned indirect subsidiary of Holdings.

The purchase price of the Company has been preliminarily allocated to the assets and liabilities acquired based on their estimated fair market values at the date of acquisition as described in Note 3, “Purchase Accounting,” to the Consolidated Financial Statements.

Unless the context requires otherwise, “Nuveen Investments,” “we,” “us,” “our,” or the “Company” refers to the Successor and its subsidiaries, and for the periods prior to November 13, 2007, the Predecessor and its subsidiaries.

The consolidated balance sheet as of December 31, 2007, the consolidated statement of operations, changes in shareholders’ equity, and cash flows for the period November 14, 2007 to December 31, 2007 show the operations of the Successor. The consolidated balance sheets as of December 31, 2006 and the consolidated statements of operations, changes in shareholders’ equity, and cash flows for the period January 1, 2007 to November 13, 2007 and for the years ended December 31, 2006 and 2005 are operations of the Predecessor.

The acquisition of Nuveen Investments was accounted for as business combination using the purchase method of accounting, whereby the purchase price (including liabilities assumed) was preliminarily allocated to the assets acquired based on their estimated fair market values at the date of acquisition and the excess of the total purchase price over the fair value of the Company’s net assets was allocated to goodwill. The purchase price paid by Holdings to acquire the Company and related preliminary purchase accounting adjustments were “pushed down” and recorded on Nuveen Investments and its subsidiaries’ financial statements and resulted in a new basis of accounting for the “successor” period beginning on the day the acquisition was completed. As a result, the purchase price and related costs were preliminarily allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates, which were based in part on the work of external valuation specialists engaged to perform valuations of certain of the tangible and intangible assets.

As a result of the consummation of the Transactions and the application of purchase accounting as of November 13, 2007, the consolidated financial statements for the period after November 13, 2007 are presented on a different basis than that for the periods before November 13, 2007 and therefore are not comparable to prior periods.

Summary of Operating Results

The table below reconciles the full year ended December 31, 2007 consolidated statement of operations with the discussion of the results of operations that follow:

Financial Results Summary
(dollars in thousands)
			Combined*
	January 1, 2007 -	November 14, 2007 -	January 1, 2007-
	November 13, 2007	December 31, 2007	December 31, 2007

Closed-End Exchange-Traded Funds	$231,350	$35,517	$266,867
Mutual Funds	96,883	14,587	111,470
Managed Accounts	359,824	54,103	413,927

Advisory Fees	688,057	104,207	792,264
Closed-End Exchange-Traded Funds	1,761	564	2,325
Muni/Fund Preferred®	3,752	614	4,366
Mutual Funds	(11)	116	105

Underwriting & Distribution	5,502	1,294	6,796
Performance Fees/Other Revenue	20,309	5,689	25,998

Operating Revenues	713,868	111,190	825,058

Compensation and Benefits	310,044	57,693	367,737
Advertising and Promotional Costs	14,618	1,718	16,336
Occupancy and Equipment Costs	23,383	3,411	26,794
Amortization of Intangible Assets	7,063	8,100	15,163
Travel and Entertainment	9,687	1,654	11,341
Outside and Professional Services	31,204	6,316	37,520
Minority Interest Expense	7,211	(6,354)	857
Other Operating Expense	41,818	10,707	52,524

Operating Expenses	445,028	83,245	528,272

Dividends and Interest Income	11,402	4,590	15,992
Interest Expense	(30,393)	(41,520)	(71,913)

Net Interest Expense	(18,991)	(36,930)	(55,921)

Gains/(Losses) on Investments	3,942	(33,110)	(29,168)
Gains/(Losses) on Fixed Assets	(101)	—	(101)
Miscellaneous Income/(Expense)	(53,565)	(5,471)	(59,037)

Other Income/(Expense)	(49,724)	(38,581)	(88,306)

Income Tax Expense/(Benefit)	97,212	(17,028)	80,184

Net Income/(Loss)	$102,913	$(30,538)	$72,375

*	Represents aggregate Predecessor and Successor results for the period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. The aggregated results provide a full-year presentation of the Company’s results for comparability purposes.

The table below presents the highlights of our operations for the last three fiscal years:

Financial Results Summary
Company Operating Statistics
(dollars in millions)
For the year ended December 31,	2007	2006	2005

Gross sales of investment products	$26,153	$32,106	$27,393
Net flows	1,344	15,332	13,585
Assets under management (1)	164,307	161,609	136,117
Operating revenues	825.1	709.8	589.1
Operating expenses	528.3	388.8	299.2
Other income/(expense)	(88.3)	15.7	7.9
Net interest expense	55.9	28.2	18.9
Income taxes	80.2	120.9	107.7
Net income	72.4	187.7	171.2

(1)  At end of the period.

Results of Operations

The following tables and discussion and analysis contains important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with our Consolidated Financial Statements and related Notes attached hereto as Exhibit 99.1.

Gross sales of investment products (which include new managed accounts, deposits into existing managed accounts and the sale of mutual fund and closed-end fund shares) for the years ending December 31, 2007, 2006 and 2005 are shown below:

Gross Investment Product Sales
(dollars in millions)
For the year ended December 31,
	2007	2006	2005
Closed-End Exchange-Traded Funds	$ 1,706	$ 595	$ 2,302
Mutual Funds	6,066	5,642	3,191
Retail Managed Accounts	8,592	17,122	15,603
Institutional Managed Accounts	9,789	8,747	6,297

Total	$26,153	$32,106	$27,393

Gross sales for 2007 of $26.2 billion were down 19% over sales in the prior year primarily due to a decline in retail managed account sales. The decline in retail managed accounts sales is a result of accelerated sales in the prior year as we closed our Tradewinds International Value strategy to new investors in the second quarter of the prior year. We raised $1.7 billion through the issuance of four new closed-end funds during the year: the Nuveen Core Equity Alpha Fund, the Multi-Currency Short-Term Government Income Fund, the Tax-Advantaged Dividend Growth Fund and the Municipal High Income Opportunity Fund 2. This compares favorably to the $0.6 billion raised in the prior year. Mutual fund sales were strong, up 8% from the prior year. Growth was driven mainly by sales of the Nuveen High Yield Municipal Bond Fund (the “High Yield Fund”). Although demand for the High Yield Fund slowed in the second half of the year, full year sales of this fund were up $0.4 billion. Retail managed account sales declined 50% versus the prior year mainly as a result of accelerated sales in the prior year as we closed our Tradewinds International Value strategy to new investors in the second quarter of the prior year.

Institutional managed account sales increased 12% for the year. Despite a difficult market environment, we raised approximately $1.7 billion through the offering of three CLO’s (Collateralized Loan Obligations) investing in senior bank loans and one CDO (Collateralized Debt Obligation).

Gross sales for 2006 were $32.1 billion, an increase of $4.7 billion, or 17%, from 2005. All product lines with the exception of closed-end funds experienced year-over-year growth in sales. Mutual fund sales were $5.6 billion, an increase of $2.5 billion, or 76.8% from 2005, after a near doubling in sales during 2005. Growth was driven mainly by continued high demand for the High Yield Fund as well as strong demand for our equity fund offerings. Retail managed account products launched in 2005 continued to be strong during 2006, resulting in an increase of $0.5 billion from 2005. Value-style equity sales also remained strong, reflecting increased demand for international and global products. Institutional managed account sales for 2006 were $8.7 billion, an increase of $2.5 billion, or 39% from 2005. The primary driver of the increase in institutional sales was an increase in sales of international and global products. In addition, during the fourth quarter of 2006, we raised $0.4 billion with our second institutional offering of a CLO investing in senior bank loans.

Net flows of investment products for the years ending December 31, 2007, 2006 and 2005 are shown below:

Net Flows
(dollars in millions)
For the year ended December 31,
	2007	2006	2005
Closed-End Exchange-Traded Funds	$ 1,717	$ 616	$ 2,359
Mutual Funds	1,601	3,622	1,834
Retail Managed Accounts	(5,707)	5,487	6,562
Institutional Managed Accounts	3,733	5,607	2,830

Total	$ 1,344	$15,332	$13,585

Net flows for 2007 were $1.3 billion, down 91% from the prior year’s level. Net flows into closed-end funds were up $1.1 billion when compared to the prior year due to new offerings in 2007. Mutual fund net flows were down $2.0 billion when compared to the prior year due to increased redemptions, primarily focused on the High Yield Fund in the second half of the year as a result of the markets’ more negative view of high yield strategies. Retail managed account net flows were down $11.2 billion behind the closing to new investors of our Tradewinds International Value strategy in 2006 and increased outflows of NWQ retail managed accounts. Institutional managed account flows decreased $1.9 billion for the year when compared to the prior year.

Net flows for 2006 were $15.3 billion, up 13% from the prior year’s level. Net flows into closed-end funds were down $1.7 billion when compared to the prior year due to fewer new offerings in 2006. Mutual fund net flows were up $1.8 billion when compared to the prior year due to increased sales. Retail managed account net flows were down $1.1 billion behind the closing to new investors of our Tradewinds International Value strategy in the second quarter of 2006. Institutional managed account flows increased $2.8 billion for the year when compared to the prior year. The main driver of this growth was an increase in Tradewinds’ international value-style managed account flows.

The following table summarizes net assets under management by product type:

Net Assets Under Management
(dollars in millions)
December 31,	2007	2006	2005
Closed-End Exchange-Traded Funds	$ 52,305	$ 52,958	$ 51,997
Mutual Funds	19,195	18,532	14,495
Retail Managed Accounts	54,919	58,556	47,675
Institutional Managed Accounts	37,888	31,563	21,950

Total	$164,307	$161,609	$136,117

The components of the change in our assets under management were as follows:

Net Assets Under Management
(dollar in millions)
For the year ended December 31,	2007	2006	2005
Beginning Assets Under Management	$161,609	$136,117	$115,453
Gross Sales	26,153	32,106	27,393
Reinvested Dividends	709	498	445
Redemptions	(25,518)	(17,272)	(14,253)

Net Flows into Managed Assets	1,344	15,332	13,585
Acquisitions	363	-	3,379
Appreciation/(Depreciation)	991	10,160	3,700

Ending Assets Under Management	$164,307	$161,609	$136,117

Net flows in 2007 of $1.3 billion coupled with $1.0 billion of market appreciation and $0.4 billion of assets acquired in our acquisition of HydePark Investment Strategies resulted in a 2% increase in assets under management in 2007. Closed-end fund assets decreased $0.7 billion, as $2.4 billion in market depreciation was partially offset by $1.7 billion in net flows. Mutual fund assets grew $0.7 billion, driven by $1.6 billion in net flows, offset by $0.9 billion in market depreciation. Managed account assets increased $2.7 billion, driven by $4.3 billion in market appreciation offset by $1.9 billion in net outflows and $0.4 billion of assets acquired as a result of the HydePark acquisition.

When comparing 2006 with 2005, assets under management increased $25.5 billion, or 19%, to approximately $162 billion. Closed-end fund assets grew $1.0 billion, driven by $0.6 billion in net flows and $0.4 billion in market appreciation. Mutual fund assets grew $4.0 billion, driven by $3.6 billion in net flows and $0.4 billion in market appreciation. Managed account assets increased $20.5 billion due to $11.1 billion in net flows and $9.4 billion in market appreciation.

Investment advisory fee income, net of sub-advisory fees and expense reimbursements, is shown in the following table:

Net Investment Advisory Fees(1)
(dollars in thousands)
For the year ended December 31,	2007	2006	2005
Closed-End Exchange-Traded Funds	$266,866	$252,738	$249,523
Mutual Funds	111,470	89,558	70,528
Managed Accounts (Retail and Institutional)	413,928	343,551	239,612

Total	$792,264	$685,847	$559,663

(1) Sub-advisory fee expense for the years ended December 31, 2007, 2006, and 2005 was $30.3 million, $24.4 million, and $27.9 million, respectively.

Higher average asset levels in 2007 contributed to a 16% increase in advisory fees in 2007. Advisory fees on mutual funds increased 24%, managed account fees increased 20% and fees on closed-end funds increased 6% for the year. Within the managed account product line, advisory fee revenue increased most notably on value-style equity accounts. Fees on growth-style equity accounts continued to decline.

Advisory fees for 2006 were $685.8 million, an increase of $126.2 million, or 22.5% from 2005, primarily driven by higher asset levels. Advisory fees on closed-end funds were $252.7 million, an increase of $3.2 million, or 1% from 2005. Advisory fees on mutual funds were $89.6 million, an increase of $19.0 million, or 27% from 2005. Managed account advisory fees were $343.6 million, an increase of $103.9 million or 43%. Within the managed account product line, advisory fee revenue increased on both value-style equity and municipal-style accounts, while declining on growth-style equity accounts, excluding the impact of our acquisition of Santa Barbara Asset Management in the third quarter of 2005.

Product distribution revenue for the years ended December 31, 2007, 2006 and 2005 is shown in the following table:

Product Distribution Revenue
(dollars in thousands)
	2007	2006	2005
Closed-End Exchange-Traded Funds	$2,325	$458	$2,574
Muni/Fund Preferred®	4,366	4,880	5,354
Mutual Funds	105	(593)	428

Total	$6,796	$4,745	$8,356

Product distribution revenue increased in 2007 when compared with the prior year. Underwriting revenue on closed-end funds increased $1.9 million due to an increase in both the number of funds and assets raised. Mutual fund distribution revenue increased $0.7 million, due mainly to an increase in mutual fund sales. MuniPreferred® and FundPreferred® fees declined slightly for the year. This decline is due to a decline in shares traded by non-participating brokers who access the auction through the Company’s trading desk.

Product distribution revenue in 2006 was $4.7 million, a decrease of $3.6 million, or 43.2%, from 2005. Underwriting revenue on closed-end funds declined $2.1 million due to fewer new fund assets raised in 2006. Mutual fund distribution revenue declined $1.0 million, despite an increase in mutual fund sales, as a result of an increase in commissions paid on larger dollar value sales. MuniPreferred® and FundPreferred® fees also declined slightly for the year due to a decline in shares traded by non-participating brokers who access the auction through our trading desk.

Performance Fees/Other Revenue

Performance fees/other revenue consists of performance fees earned on institutional assets managed and various fees earned in connection with services provided on behalf of our defined portfolio assets under surveillance in our unit investment trusts. We discontinued offering unit investment trust products in 2002.

Performance fees/other revenue for 2007 were $26.0 million, up from $19.2 million in 2006. The increase is due to higher performance fees and Nuveen HydePark consulting revenue.

Performance fees/other revenue for 2006 were $19.2 million, a decrease of $1.9 million of 8.9% from 2005. In addition, fees earned on services provided on behalf of our defined portfolio assets under surveillance declined due to an overall decline in these assets.

Operating Expenses

Operating expenses for the years ended December 31, 2007, 2006 and 2005 are shown in the following table:

Operating Expenses
(dollars in thousands)
For the year ended December 31,	2007	2006	2005
Compensation and Benefits	$367,737	$263,686	$195,194
Advertising and Promotional Costs	16,336	13,500	12,495
Occupancy and Equipment Costs	26,794	24,184	21,648
Amortization of Intangible Assets	15,163	8,433	5,492
Travel and Entertainment	11,341	10,158	8,357
Outside and Professional Services	37,520	30,811	25,002
Minority Interest Expense	857	6,230	5,809
Other Operating Expenses	52,524	31,782	25,242

Total	$528,272	$388,784	$299,239

As a % of Operating Revenue	64.0%	54.8%	50.8%

Operating expenses increased $139 million or 36% in 2007, and $90 million or 30% in 2006, driven mainly by increases in compensation and benefits as we continue to invest in the further growth and development of our business. As a result of this targeted investment, we saw expenses as a percent of revenue increase from 54.8% to 64.0% in 2007.

Compensation and Benefits
Compensation and related benefits for 2007 increased $104.1 million. Approximately $43.5 million of the increase was the result of the accelerated vesting of all outstanding stock options and restricted stock as a result of the MDP transaction. We maintained two stock-based compensation plans: the Second Amended and Restated Nuveen 1996 Equity Incentive Award Plan (the “1996 Plan”) and the 2005 Equity Incentive Plan (the “2005 Plan”). All unvested equity awards that were granted under the 1996 Plan vested free of restrictions on September 18, 2007 upon shareholder approval of the merger agreement for the MDP transaction. All unvested equity awards that were granted under the 2005 Plan vested and became free of restriction upon the closing of the merger on November 13, 2007. In addition to the accelerated equity award expense, the Company incurred approximately $9.1 million in additional employer related taxes as a result of the payout of these equity awards. The remaining increase can be attributed to higher base compensation as a result of new positions and salary increases, as well as increases in incentive compensation.

Compensation and related benefits for 2006 increased $68.5 million versus the prior year. This increase was the result of increases in base compensation as a result of new positions and salary increases, as well as increases in overall incentive compensation due to our higher profit level. A portion of the increase in overall incentive compensation related to expense recognized in connection with various equity-based profits interests awarded to affiliates. The fair market value of unvested profits interests is being expensed over the appropriate vesting period of the related units as a compensation charge, with a corresponding increase in minority interest outstanding (see also “Capital Resources, Liquidity and Financial Condition - Equity” below for further information). In addition, during 2006, management determined that it appeared probable we would meet the performance requirements as set forth in a long-term equity performance plan (“LTEP”). As a result, during 2006, we expensed a total of $8.7 million related to the LTEP awards, which included $4.2 million of a “catch-up” adjustment for amortization as if the plan had been expensed for prior periods from the date of the LTEP grant (January 2005) through January 2006.

Advertising and Promotional Costs
Advertising and promotional costs for 2007 increased $2.8 million versus the prior year due primarily to additional expenses related to the increased focus on promoting our mutual funds. Advertising and promotional costs increased $1.0 million in 2006 due mainly to expanded product launches.

Amortization of Intangible Assets
Amortization of intangible assets increased $6.7 million during 2007. In connection with the MDP transaction, our intangible assets were valued by management with the assistance of valuation specialists. Our preliminary valuation resulted in approximately $1.0 billion in amortizable definite-lived intangible assets with an estimated useful life of approximately 15 years. For the year ended December 31, 2007, we recorded $8.1 million in amortization expense for the period subsequent to the MDP transaction.

Amortization of intangible assets in 2006 increased $2.9 million from 2005 as a result of amortization of intangible assets associated with the Santa Barbara acquisition.

Outside and Professional Services
Outside and professional services expense increased $6.7 million during 2007 (excluding the expenses related to the MDP transaction, which are included in “Other Income/Expense”) and $5.8 million during 2006. In each case, the increase was due primarily to an increase in electronic information expense as we provide our investment and research teams with more data and other tools to better manage their portfolios.

Minority Interest Expense
Minority interest expense results from key employees at NWQ, Tradewinds, Symphony, and Santa Barbara having been granted non-controlling equity-based profits interests in their respective businesses. For additional information on minority interest expense, please refer to “Capital Resources, Liquidity and Financial Condition - Equity” below. Minority interest expense also includes income related to the CLO which is required to be consolidated (See Note 10 to our Consolidated Financial Statements “Consolidated Funds” attached hereto as Exhibit 99.1). We have no equity interest in this CLO investment vehicle and all gains and losses recorded in our financial statements are attributable to other investors. For the period ended December 31, 2007, we recorded a $7.4 million net loss on this investment which is offset in minority interest expense.

All Other Operating Expenses
All other operating expenses, including occupancy and equipment, travel and entertainment, structuring fees, fund organization costs and other expenses increased $24.5 million during 2007. Approximately $10.0 million of the increase is due to an increase in structuring fees and fund organization costs paid on the initial offering of our closed-end funds. Severance, recruiting and relocation increased $10.6 million due to organizational restructuring. Occupancy and equipment costs increased $2.6 million as a result of an increase in leased space. The remainder of the increase relates primarily to higher travel and entertainment expenses.

All other operating expenses increased $10.9 million from 2005. Approximately $2.0 million of the increase was due to an increase in structuring fees and fund organization costs paid on the initial offering of our closed-end funds. Occupancy and equipment costs increased $2.5 million as a result of an increase in leased space. Travel and entertainment spending increased $1.8 million as a result of our 2006 product launches. The remainder of the increase relates to higher insurance costs and higher bank facility costs related to our bank line of credit.

Other Income/(Expense)

Other income/(expense) includes realized gains and losses on investments and miscellaneous income/(expense), including gain or loss on the disposal of property.

The following is a summary of other income/(expense) for the years ended December 31, 2007, 2006 and 2005:

Other Income/(Expense)
(dollars in thousands)

For the year ended December 31,	2007	2006	2005

Gains/(Losses) on Investments	$(29,168)	$15,466	$4,802
Gains/(Losses) on Fixed Assets	(101)	(171)	(442)
Miscellaneous Income/(Expense)	(59,037)	431	3,528

Total	$(88,306)	$15,726	$7,888

Total other expense for 2007 was $88.3 million. Of the $59.0 million in miscellaneous expense, $51.1 million relates to the MDP transaction. In addition, we made a one-time $6.2 million payment to Merrill Lynch, Pierce, Fenner & Smith to terminate an agreement in respect of several of our previously offered closed-end funds under which we were obligated to make payments over time based on the assets of the respective closed-end funds.

Included in Gains/(Losses) on Investments is a $31.4 million unrealized mark-to-market loss on derivative transactions entered into as a result of the Transactions. For additional information, see Note 7 to our Consolidated Financial Statements “Derivative Financial Instruments”, attached hereto as Exhibit 99.1. Also included in investment losses is an $8.2 million unrealized loss on the CLO investment required to be consolidated in our financial results. For additional information see Note 10 to the Consolidated Financial Statements “Consolidated Funds”, attached hereto as Exhibit 99.1. This loss is offset by minority interest revenue as described previously in “Operating Expenses.”

Total other income was $15.7 million in 2006. During 2006, we sold our minority investment in Institutional Capital Corporation (“ICAP”), an institutional money manager which was acquired by New York Life Investment Management. During 2006, we recorded a gain of $10.1 million on the sale. In addition to the ICAP gain, we recognized approximately $5 million in gains on the sale of seed investments in new products and portfolios.

Net Interest Expense

The following is a summary of net interest expense for the years ended December 31, 2007, 2006 and 2005:

Net Interest Expense
(dollars in thousands)

For the year ended December 31,	2007	2006	2005

Dividends and Interest Income	$15,992	$11,388	$8,978
Interest Expense	(71,913)	(39,554)	(27,917)

Total	$(55,921)	$(28,166)	$(18,939)

Total net interest expense was $55.9 million in 2007. The $27.7 million increase versus the prior year is mainly the result of the new debt put in place in connection with the MDP transaction.

Total net interest expense increased $9.2 million in 2006 due to the full year impact of increased interest expense associated with the repurchase of shares from St. Paul Travelers Companies, Inc. (which formerly owned approximately 80% of the Company) and the related increase in outstanding debt. Partially offsetting this increase was an increase in dividends and interest income due to dividends received during 2006 and interest earned on the Company’s cash position or consolidated funds (See Note 10 to our Consolidated Financial Statements “Consolidated Funds” attached hereto as Exhibit 99.1).

Recent Accounting Pronouncements

SFAS No. 157 – Fair Value Measurements

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements,” (“SFAS No. 157”). SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities by defining fair value, establishing a framework for measuring fair value, and expanding disclosure requirements about fair value measurements. SFAS No. 157 does not require any new fair value measurements. Prior to this standard, methods for measuring fair value were diverse and inconsistent, especially for items that are not actively traded. The standard clarifies that, for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the company’s mark-to-market model value. The standard also requires expanded disclosure of the effect on earnings for items measured using unobservable data.

Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data (for example, the reporting entity’s own data). Finally, under SFAS No. 157, fair value measurements would be separately disclosed by level within the fair value hierarchy.

SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. SFAS No. 157 will not have a material effect on our financial position and results of operations.

SFAS No. 158

For a full description of the impact to us from SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), refer to Note 11 to our Consolidated Financial Statements “Retirement Plans” attached hereto as Exhibit 99.1.

SFAS No. 159 – Fair Value Option

During February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment to FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. SFAS No. 159 will not have a material effect on the Company’s financial position and results of operations.

SFAS No. 160 – Non-Controlling Interests

During December 2007, the FASB issued SFAS No. 160, “Non-Controlling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51” (“SFAS 160”). SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This pronouncement clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity, separate from the parent’s equity, in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008; earlier adoption is prohibited. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing non-controlling interests. All other requirements of SFAS No. 160 shall be applied prospectively. We are currently evaluating the potential impact of SFAS No. 160 to our consolidated financial statements.

SFAS No. 141 (revised) – Business Combinations

During December 2007, the FASB issued SFAS No. 141 (revised), “Business Combinations,” (“SFAS No. 141(R)”). SFAS No. 141(R) revises SFAS No. 141, “Business Combinations,” while retaining the fundamental requirements of SFAS No. 141 that the acquisition method of accounting (the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) further defines the acquirer, establishes the acquisition date and broadens the scope of transactions that qualify as a business combination. Additionally, SFAS 141(R) changes the fair value measurement provisions for determining assets acquired and liabilities assumed and any non-controlling interest in the acquiree, provides guidance for the measurement of fair value in a step acquisition, changes the requirements for recognizing assets acquired and liabilities assumed subject to contingencies, provides guidance on recognition and measurement of contingent consideration and requires that acquisition-related costs of the acquirer be expensed as incurred. In addition, if liabilities for unrecognized tax benefits related to tax positions assumed in a business combination are settled prior to the adoption of SFAS No. 141(R), the reversal of any remaining liability will effect goodwill. If such liabilities reverse subsequent to the adoption of SFAS No. 141(R), such reversals will effect the income tax provision in the period of reversal. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of the adoption of SFAS No. 141 (R) on our consolidated financial statements is dependent on future business acquisition activity.

Capital Resources, Liquidity and Financial Condition

Our primary liquidity needs are to fund capital expenditures, service indebtedness and support working capital requirements. Our principal sources of liquidity are cash flows from operating activities and borrowings under available credit facilities and long-term notes.

In connection with the Transactions, we significantly increased our level of debt. As of December 31, 2007 we have outstanding approximately $3.6 billion in aggregate principal amount of indebtedness, with an additional $250.0 million of borrowing capacity available under our new revolving credit facility.

Senior Secured Credit Facilities

Our new senior secured credit facility (the “Credit Facility”) consists of a $2.3 billion term loan facility and a $250 million secured revolving credit facility. All borrowings under the Credit Facility bear interest at a rate per annum equal to LIBOR plus 3.0%. In addition to paying interest on outstanding principal under the Credit Facility, we are required to pay a commitment fee to the lenders in respect of the unutilized loan commitments at a rate of 0.3750% per annum. We received approximately $2.3 billion in net proceeds after discounts and underwriting commissions. The net proceeds were used as part of the financing that was used to consummate the Transactions. As of December 31, 2007, there were no borrowings under the revolving credit facility.

All obligations under the Credit Facility are guaranteed by the Parent and each of our present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker dealers). The obligations under the Credit Facility and these guarantees are secured, subject to permitted liens and other specified exceptions, (1) on a first-lien basis, by all the capital stock of Nuveen Investments and certain of its subsidiaries (excluding significant subsidiaries and limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of the first tier foreign subsidiaries) directly held by Nuveen Investments or any guarantor and (2) on a first lien basis by substantially all present and future assets of Nuveen Investments and each guarantor.

The senior secured term loan matures on November 13, 2014 and the senior secured revolving credit facility matures on November 13, 2013.

We are required to make quarterly payments under the senior term loan facility in the amount of $5,787,500 beginning on June 30, 2008. The credit agreement permits all or any portion of the loans outstanding to be prepaid.

The Credit Facility contains customary financial covenants, including but not limited to, maximum consolidated total secured leverage (net of certain cash and cash equivalents); certain other limitations on us and certain of our subsidiaries’ ability to incur additional debt; and other customary covenants.

Senior Unsecured Notes

Also in connection with the Transactions, we issued $785 million of senior unsecured notes (the “Senior Notes”). The Senior Notes mature on November 15, 2015 and pay a coupon of 10.5% based on par value, payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 2008. We received approximately $758.9 million in net proceeds after underwriting commissions and structuring fees. The net proceeds were used as part of the financing that was used to consummate the Transactions.

Obligations under the Senior Notes are guaranteed by the Parent and each of our existing and subsequently acquired or organized direct or indirect domestic subsidiaries (excluding subsidiaries that are broker dealers) that guarantee the debt under the credit agreement.

Senior Term Notes

On September 12, 2005, we issued $550 million of senior unsecured notes, consisting of $250 million of 5-year notes and $300 million of 10-year notes which remain outstanding at December 31, 2007. We received approximately $544.4 million in net proceeds after discounts and underwriting commissions. The 5-year senior notes bear interest at an annual fixed rate of 5.0%, payable semi-annually beginning March 15, 2006. The 10-year senior notes bear interest at an annual fixed rate of 5.5%, payable semi-annually also beginning March 15, 2006. The net proceeds from the notes were used to finance outstanding debt. The costs related to the issuance of the senior term notes were capitalized and are being amortized to expense over their respective terms. From time to time we may, in compliance with the covenants under our new senior secured credit facilities and the indenture for the notes, redeem, repurchase or otherwise acquire for value these notes.

Senior Revolving Credit Facility

In September 2005, we entered into a $400 million senior revolving credit facility with an expiration of September 15, 2010. As of December 31, 2005, we had outstanding $150 million of the total amount available under the senior revolving credit facility. During the second quarter of 2006, we repaid $50 million under this credit facility, and as of December 31, 2006, we had $100 million outstanding under this facility. During the first three quarters of 2007, we repaid the entire amount outstanding at December 31, 2006, and in connection with the acquisition of the Company by MDP, the agreement was terminated.

Other

In addition to the above facilities, our broker-dealer subsidiary may utilize available, uncommitted lines of credit with no annual facility fees, which approximate $50 million, to satisfy periodic, unanticipated, short-term liquidity needs. As of December 31, 2007 and 2006, no borrowings were outstanding on these uncommitted lines of credit.

Adequacy of Liquidity

We believe that funds generated from operations and existing borrowing capacity will be adequate to fund debt service requirements, capital expenditures and working capital requirements for the foreseeable future. Our ability to continue to fund these items and to reduce debt may be affected by general economic, financial, competitive, legislative and regulatory factors, and the cost of litigation claims, among other things. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to use under our secured revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

Aggregate Contractual Obligations

We have contractual obligations to make future payments under long-term debt and long-term non-cancelable lease agreements. The following table summarizes these contractual obligations at December 31, 2007:

	Long-Term	Operating
(in thousands)	Debt(1)	Leases(2)	Total
2008	$17,363	$15,095	$32,458
2009	23,150	15,569	38,719
2010	273,150	15,770	288,920
2011	23,150	15,457	38,607
2012	23,150	14,323	37,473
Thereafter	3,290,038	14,384	3,304,422

(1) Amounts represent the expected cash principal re-payments on the Company’s long-term debt.
(2) Operating leases represent the minimum rental commitments under non-cancelable operating leases. We have no significant capital lease obligations.

Equity

As part of the NWQ acquisition, key management purchased a non-controlling, member interest in NWQ Investment Management Company, LLC. The non-controlling interest of $0.1 million as of December 31, 2007, and $0.3 million as of December 31, 2006, is reflected in minority interest on the consolidated balance sheets. This purchase allowed management to participate in profits of NWQ above specified levels beginning January 1, 2003. During 2007 and 2006, we recorded approximately $1.9 million and $3.8 million, respectively, of minority interest expense, which reflects the portion of profits applicable to the minority owners. Beginning in 2004 and continuing through 2008, we had the right to purchase the non-controlling members’ respective interests in NWQ at fair value. During the first quarter of 2008, we exercised our right to call all of the remaining Class 4 minority members’ interests for $23.6 million. As of March 31, 2008, we have repurchased all member interests outstanding under this program.

As part of the Santa Barbara acquisition, an equity opportunity was put in place to allow key individuals to participate in Santa Barbara’s earnings growth over the next five years (Class 2 Units, Class 5A Units, Class 5B Units, and Class 6 Units, collectively referred to as “Units”). The Class 2 Units were fully vested upon issuance. One third of the Class 5A Units vested on June 30, 2007 and one third will vest on each of June 30, 2008 and June 30, 2009. One third of the Class 5B Units vested upon issuance, one third on June 30, 2007, and one third will vest on June 30, 2009. The Class 6 Units shall vest on June 30, 2009. During 2007 and 2006, we recorded approximately $2.9 million and $1.2 million, respectively, of minority interest expense, which reflects the portion of profits applicable to the minority owners. The Units entitle the holders to receive a distribution of the cash flow from Santa Barbara’s business to the extent such cash flow exceeds certain thresholds. The distribution thresholds vary from year to year, reflecting Santa Barbara achieving certain profit levels and the distributions of profits interests are also subject to a cap in each year. Beginning in 2008 and continuing through 2012, we have the right to acquire the Units of the non-controlling members. During the first quarter of 2008, we exercised our right to call 100% of the Class 2 Units for approximately $30.0 million.

During 2006, new equity opportunities were put in place covering NWQ, Tradewinds and Symphony. These programs allow key individuals of these businesses to participate in the growth of their respective businesses over the subsequent six years. Classes of interests were established at each subsidiary (collectively referred to as “Interests”). Certain of these Interests vest on June 30 of 2007, 2008, 2009, 2010 and 2011. During 2007 and 2006, we recorded approximately $2.7 million and $1.2 million, respectively of minority interest expense, which reflects the portion of profits applicable to minority Interest owners. The Interests entitle the holders to receive a distribution of the cash flow from their business to the extent such cash flow exceeds certain thresholds. The distribution thresholds increase from year to year and the distributions of the profits interests are also subject to a cap in each year. Beginning in 2008 and continuing through 2012, we have the right to acquire the Interests of the non-controlling members. During the first quarter of 2008, we exercised our right to call all of the Class 7 Interests outstanding for approximately $31.3 million.

Broker-Dealer

Our broker-dealer subsidiary is subject to requirements of the Securities and Exchange Commission relating to liquidity and capital standards (See Note 16 to our Consolidated Financial Statements “Net Capital Requirement” attached hereto as Exhibit 99.1).

Off-Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide financing, liquidity, market or credit risk support or engage in any leasing activities that expose the Company to any liability that is not reflected in our Consolidated Financial Statements attached hereto as Exhibit 99.1.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that impact our financial position and results of operations. These estimates and assumptions are affected by our application of accounting policies. Below we describe certain critical accounting policies that we believe are important to the understanding of our results of operations and financial position. In addition, please refer to Note 2 to the Consolidated Financial Statements “Basis of Presentation and Summary of Significant Accounting Policies” attached hereto as Exhibit 99.1 for further discussion of our accounting policies.

Goodwill and Intangible Assets

Under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized but is tested at least annually for impairment by comparing the fair value of the reporting unit to its carrying amount, including goodwill. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate market multiples and other assumptions. Changes in these estimates could materially affect our impairment conclusion.

Identifiable intangible assets generally represent the cost of client relationships and management contracts. In valuing these assets, we make assumptions regarding the useful lives and projected growth rates and significant judgment is required. In most instances, we engage third party consultants to perform these valuations. We are required to periodically review identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of the assets exceed their respective fair values, additional impairment tests are performed to measure the amount of the impairment loss, if any. The recognition of any such impairment would result in a charge to income in the period in which the impairment was determined.

Impairment of Investment Securities

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 59, “Accounting for Noncurrent Marketable Equity Securities” and FASB Emerging Issues Task Force (“EITF”) 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” provide guidance on determining when an investment is other-than-temporarily impaired. We periodically evaluate our investments for other-than-temporary declines in value. To determine if an other-than-temporary decline exists, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, as well as our intent and ability to hold the investment. Additionally, we consider the financial health of and near-term business outlook for a counterparty, including factors such as industry performance and operational cash flow. If an other-than-

temporary decline in value is determined to exist, the unrealized investment loss net of tax, in accumulated other comprehensive income, is realized as a charge to net income in that period. See Note 2 to our Consolidated Financial Statements “Basis of Presentation and Summary of Significant Accounting Policies” attached hereto as Exhibit 99.1 for further information.

Accounting for Income Taxes

SFAS No. 109, “Accounting for Income Taxes,” establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could impact our financial position or our results of operations.

We have significant deferred tax liabilities recorded on our financial statements, which are attributable to the effect of purchase accounting adjustments recorded as a result of the MDP Transaction.

Forward-Looking Information and Risks

From time to time, information we provide or information included in our filings with the SEC (including Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Form 8-K and the notes to the Consolidated Financial Statements) may contain statements that are not historical facts, but are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or future financial performance and reflect management’s expectations and opinions. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or comparable terminology. These statements are only predictions, and our actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous known and unknown risks, uncertainties and other factors. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed below and elsewhere in this report. These factors may not be exhaustive, and we cannot predict the extent to which any factor, or combination of factors, may cause actual results to differ materially from those predicted in any forward-looking statements. We undertake no responsibility to update publicly or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, and/or profit margins to decline include: (1) the adverse effects of declines in securities markets and/or poor investment performance by us; (2) the effects of the substantial competition that we face in the investment management business; (3) our inability to sustain the growth we have experienced in prior periods; (4) our inability to access third-party distribution channels to market our products or a reduction in fees we might receive for services provided in these channels; (5) a change in our asset mix to lower revenue generating assets; (6) a loss of key employees; (7) the effects of the failure of the auctions beginning in mid-February 2008 of the approximately $15 billion of auction rate preferred stock (“ARPS”) issued by our closed-end funds (which has resulted in a loss of liquidity for the holders of these ARPS) and our efforts to refinance the ARPS at their par value of $25,000 per share; (8) a decline in the market for closed-end funds, mutual funds and managed accounts; (9) our failure to comply with various government regulations, including federal and state securities laws, and the rules of the Financial Industry Regulatory Authority; (10) our business may be adversely affected by changes in tax rates and regulations; (11) developments in litigation involving the securities industry or our Company; (12) our reliance on revenues from our investment advisory contracts which generally may be terminated on sixty days notice and, with respect to our closed-end and open-end funds, are also subject to annual renewal by the independent board of trustees of such funds; (13) adverse public disclosure, failure to follow client guidelines and other matters that could harm our reputation; (14) future acquisitions that are not profitable for us; (15) the effect on us of increased leverage as a result of our incurrence of additional indebtedness in connection with the MDP merger; (16) the impact of accounting pronouncements; and (17) any failure of our operating personnel and systems to perform effectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

The following information, and information included elsewhere in this report, describes the key aspects of certain financial instruments that have market risk.

Interest Rate Sensitivity

Our obligations under the Credit Facility will expose our earnings to changes in short-term interest rates since the interest rate on this debt is variable. At December 31, 2007 the aggregate principal amount of our indebtedness is approximately $3.6 billion, of which approximately $2.3 billion is variable rate debt and approximately $1.3 billion is fixed rate debt. For our variable rate debt, we estimate that a 100 basis point increase (one percentage point) in variable interest rates would have resulted in a $23.2 million increase in annual interest expense; however, it would not be expected to have a substantial impact on the fair value of the debt at December 31, 2007. A change in interest rates would have had no impact on interest incurred on our fixed rate debt or cash flow, but would have had an impact on the fair value of the debt. We estimate that a 100 basis point increase in interest rates from the levels at December 31, 2007 would result in a net decrease in the fair value of our debt of approximately $56.7 million.

The variable nature of our obligations under the Credit Facility creates interest rate risk. In order to mitigate this risk, in 2007, we entered into nine interest rate swap derivative transactions and one collar derivative transaction (collectively, the “New Debt Derivatives”) that effectively convert $2.2 billion of our new variable rate debt into fixed-rate borrowings or borrowings that are subject to a maximum rate. The New Debt Derivatives are not accounted for as hedges for accounting purposes. For additional information see Note 7 to our Consolidated Financial Statements “Derivative Financial Instruments” attached hereto as Exhibit 99.1. At December 31, 2007 the fair value of the New Debt Derivatives is a liability of $31.7 million. We estimate that a 100 basis point change in interest rates would have a $52.0 million impact on the fair value of the New Debt Derivatives.

Our investments consist primarily of company-sponsored managed investment funds that invest in a variety of asset classes. Additionally, we periodically invest in new advisory accounts to establish a performance history prior to a potential product launch. Company-sponsored funds and accounts are carried on our consolidated financial statements at fair market value and are subject to the investment performance of the underlying sponsored fund or account. Any unrealized gain or loss is recognized upon the sale of the investment. The carrying value of our investments in fixed-income funds or accounts, which expose us to interest rate risk, was approximately $87 million at December 31, 2007. We estimate that a 100 basis point increase in interest rates from the levels at December 31, 2007 would result in a net decrease of approximately $0.6 million in the fair value of the fixed-income investments at December 31, 2007. A 100 basis point increase in interest rates is a hypothetical scenario used to demonstrate potential risk and does not represent management’s view of future market changes.

Equity Market Sensitivity

As discussed above in the “Interest Rate Sensitivity” section, we invest in certain company-sponsored managed investment funds and accounts that invest in a variety of asset classes. The carrying value of our investments in funds and accounts subject to equity price risk is approximately $65 million at December 31, 2007. We estimate that a 10% adverse change in equity prices would result in a $7 million decrease in the fair value of our equity securities. The model to determine sensitivity assumes a corresponding shift in all equity prices.

We do not enter into foreign currency transactions for speculative purposes and currently have no material investments that would expose us to foreign currency exchange risk.

In evaluating market risk, it is also important to note that most of our revenue is based on the market value of assets under management. Declines of financial market values will negatively impact our revenue and net income.

Inflation

Our assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in our expenses, such as employee compensation, advertising and promotional costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect our financial condition and results of operations. A substantial decline in the value of fixed-income or equity investments could adversely affect the net asset value of funds and accounts we manage, which in turn would result in a decline in investment advisory and performance fee revenue.

Section 9 – Financial Statements and Exhibits

Item 9.01        Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description

99.1	Consolidated financial statements of Nuveen Investments, Inc. and its subsidiaries for the years ended December 31, 2007, 2006 and 2005.
99.2	2007 Adjusted EBITDA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 31, 2008	NUVEEN INVESTMENTS, INC.

	By:	/s/ John L. MacCarthy
Name: John L. MacCarthy
Title: Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Consolidated financial statements of Nuveen Investments, Inc. and its subsidiaries for the years ended December 31, 2007, 2006 and 2005.
99.2	2007 Adjusted EBITDA